Exhibit 99

Snap-on Announces Fourth Quarter and Full Year 2017 Results

Fourth Quarter reported net sales up 9.5%; organic net sales up 4.3%

Fourth Quarter reported diluted EPS of $2.24;

Non-GAAP adjusted diluted EPS of $2.69 excludes $0.33 legal charge and $0.12 charge related to implementation of tax legislation

KENOSHA, Wis.--(BUSINESS WIRE)--February 8, 2018--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced 2017 operating results for the fourth quarter and full year.

  Net sales of $974.6 million in the quarter increased $84.8 million, or 9.5%, from 2016 levels, reflecting a $38.9 million, or 4.3%, organic sales gain, $29.7 million of acquisition-related sales and $16.2 million of favorable foreign currency translation.
  Operating earnings before financial services in the quarter of $157.7 million, or 16.2% of sales, included a pre-tax charge related to a judgment (a “legal charge”) of $30.9 million in a patent-related litigation matter that is being appealed, and compared to $176.1 million, or 19.8% of sales, last year. Excluding that legal charge, operating earnings before financial services, as adjusted, in the fourth quarter of 2017 were $188.6 million, or 19.4% of sales.
  Financial services revenue in the quarter of $79.9 million increased $5.7 million from 2016 levels; financial services operating earnings of $54.4 million increased $2.8 million from $51.6 million last year.
  Consolidated operating earnings in the quarter of $212.1 million, or 20.1% of revenues (net sales plus financial services revenue), compared to $227.7 million, or 23.6% of revenues, last year. Excluding the above legal charge, consolidated operating earnings, as adjusted, in the fourth quarter of 2017 were $243.0 million, or 23.0% of revenues.
  The fourth quarter effective income tax rate of 33.0% in 2017 was reduced by 120 basis points as a result of the above legal charge and increased by 360 basis points as a result of a $7.0 million charge related to the implementation of new tax legislation in the U.S. (“tax charge”). The tax charge includes an estimated transition tax on unremitted foreign earnings, partially offset by an estimated tax benefit related to the revaluation of deferred tax assets and liabilities. Excluding the above legal charge and tax charge, the effective tax rate, as adjusted, was 30.6%. The fourth quarter effective income tax rate was 30.8% in 2016.
  Net earnings in the fourth quarter of 2017 were $129.5 million, or $2.24 per diluted share, compared to net earnings of $146.3 million, or $2.47 per diluted share a year ago. Excluding the above legal charge and tax charge, net earnings, as adjusted, were $155.6 million in 2017, or $2.69 per diluted share.
  Full year net sales of $3,686.9 million increased $256.5 million, or 7.5%, from 2016 levels, reflecting a $115.0 million, or 3.4%, organic sales gain and $141.5 million of acquisition-related sales. Full year net earnings of $557.7 million, or $9.52 per diluted share, compared to net earnings of $546.4 million, or $9.20 per diluted share, last year. Excluding the third and fourth quarter legal charges and the tax charge, net earnings, as adjusted, were $593.1 million in 2017, or $10.12 per diluted share.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales and measures, as adjusted, excluding the legal and tax charges.

“We’re encouraged by our fourth quarter and full year 2017 results,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “Our fourth quarter net sales growth of 9.5%, or 4.3% organically, was the highest of any quarter in 2017, with further progress along our runways for growth in both the Commercial & Industrial Group and the Repair Systems & Information Group more than offsetting continuing sales headwinds in the Snap-on Tools Group. For the full year 2017, our commitment to operating improvement through our Snap-on Value Creation Processes enabled us to overcome headwinds, including the legal and tax charges, and deliver a year-over-year increase in reported diluted earnings per share of 3.5%. On an adjusted basis, excluding the tax and legal charges, diluted earnings per share was up 10.0% for the year. We believe Snap-on’s value proposition of making work easier for serious professionals performing critical tasks remains strong in the end markets we serve and as we enter 2018, we intend to strengthen further our position by enhancing the franchise network, expanding in the vehicle repair garage, extending to critical industries and building in emerging markets. Finally, our progress in 2017 would not have been possible without the capability and commitment of our franchisees and associates, and I thank them for their dedication and their contributions.”

Segment Results

Commercial & Industrial Group segment sales of $341.7 million in the quarter increased $55.4 million, or 19.4%, from 2016 levels, reflecting a $29.5 million, or 10.1%, organic sales gain, $19.1 million of acquisition-related sales, and $6.8 million of favorable foreign currency translation. The organic sales increase primarily includes higher sales to customers in critical industries as well as gains in the segment’s European-based hand tools business, power tools business and Asia/Pacific operations.

Operating earnings of $50.9 million in the period increased $7.0 million from 2016 levels, and the operating margin (operating earnings as a percentage of segment sales) of 14.9% compared to 15.3% a year ago.

Snap-on Tools Group segment sales of $409.2 million in the quarter decreased $8.3 million, or 2.0%, from 2016 levels, reflecting a $12.6 million, or 3.0%, organic sales decline, partially offset by $4.3 million of favorable foreign currency translation. The organic sales decrease includes lower sales in the U.S. franchise operations, partially offset by gains in the international franchise operations.

Operating earnings of $67.3 million in the period decreased $6.2 million from 2016 levels, and the operating margin of 16.4% compared to 17.6% a year ago.

Repair Systems & Information Group segment sales of $356.8 million in the quarter increased $37.0 million, or 11.6%, from 2016 levels, reflecting a $20.2 million, or 6.2%, organic sales gain, $10.6 million of acquisition-related sales, and $6.2 million of favorable foreign currency translation. The organic sales gain includes increased sales to OEM dealerships and higher sales of diagnostics and repair information products to independent repair shop owners and managers.

Operating earnings of $89.8 million in the period increased $7.3 million from 2016 levels, and the operating margin of 25.2% compared to 25.8% a year ago.

Financial Services operating earnings of $54.4 million on revenue of $79.9 million in the quarter compared to operating earnings of $51.6 million on revenue of $74.2 million a year ago. Originations of $265.0 million in the fourth quarter increased $4.7 million, or 1.8%, from 2016 levels.

Corporate expenses of $50.3 million in the quarter compared to $23.8 million last year, primarily due to the $30.9 million legal charge, partially offset by lower performance-based compensation expense.

Outlook

Snap-on expects to make continued progress in 2018 along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, Snap-on expects that capital expenditures in 2018 will be in a range of $90 million to $100 million.

As a result of the recently enacted tax legislation in the U.S., Snap-on currently anticipates that its full year 2018 effective income tax rate will be in a range of 24% to 25%. This compares to a full year 2017 effective tax rate on a reported basis and as adjusted of 31.1% and 30.6%, respectively.

Conference Call and Webcast on February 8, 2018, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, February 8, 2018, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this document to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, customer base and geographic expansion, new product development and/or pricing, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. The company’s organic sales disclosures also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in our businesses and facilitating comparisons of our sales performance with prior periods.

In addition, for the fourth quarter and full year 2017, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and effective tax rate, all adjusted. The adjustments exclude the impact of a pre-tax $30.9 million charge ($19.1 million after-tax) in the fourth quarter of 2017 and a pre-tax $45.9 million charge ($28.4 million after-tax) for the full year 2017 related to judgments in litigation matters that are being appealed. For the fourth quarter and full year 2017, the company is also including net earnings, diluted earnings per share and effective tax rate, all as adjusted to exclude the impact of a $7.0 million charge related to the implementation of tax legislation. Management believes that these are unusual events and therefore the non-GAAP financial measures adjusted to exclude them provide more meaningful year-over-year comparisons of the company’s 2017 operating performance. For a reconciliation of the adjusted metrics, see “Reconciliation of Non-GAAP Financial Measures” below.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $3.7 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which are incorporated herein by reference. In addition, Snap-on cannot assure that its appeal of the legal matters discussed above will result in diminished liability or a reversal of the legal charges. As Snap-on further evaluates the effects of the new U.S. tax legislation, it may recognize further adjustments. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Fourth Quarter		Full Year
	2017	2016	2017	2016

Net sales	$974.6	$889.8	$3,686.9	$3,430.4
Cost of goods sold	(509.3)	(445.9)	(1,862.0)	(1,720.8)
Gross profit	465.3	443.9	1,824.9	1,709.6
Operating expenses	(307.6)	(267.8)	(1,160.9)	(1,054.1)
Operating earnings before financial services	157.7	176.1	664.0	655.5

Financial services revenue	79.9	74.2	313.4	281.4
Financial services expenses	(25.5)	(22.6)	(95.9)	(82.7)
Operating earnings from financial services	54.4	51.6	217.5	198.7

Operating earnings	212.1	227.7	881.5	854.2
Interest expense	(13.6)	(13.1)	(52.4)	(52.2)
Other income (expense) – net	(1.5)	(0.3)	(7.2)	(0.6)
Earnings before income taxes and equity earnings	197.0	214.3	821.9	801.4
Income tax expense	(63.8)	(64.9)	(250.9)	(244.3)
Earnings before equity earnings	133.2	149.4	571.0	557.1
Equity earnings, net of tax	-	0.3	1.2	2.5
Net earnings	133.2	149.7	572.2	559.6
Net earnings attributable to noncontrolling interests	(3.7)	(3.4)	(14.5)	(13.2)
Net earnings attributable to Snap-on Inc.	$129.5	$146.3	$557.7	$546.4

Net earnings per share attributable to Snap-on Inc.:
Basic	$2.28	$2.52	$9.72	$9.40
Diluted	2.24	2.47	9.52	9.20

Weighted-average shares outstanding:
Basic	56.7	58.0	57.4	58.1
Effect of dilutive securities	1.2	1.3	1.2	1.3
Diluted	57.9	59.3	58.6	59.4

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Fourth Quarter		Full Year
	2017	2016	2017	2016

Net sales:
Commercial & Industrial Group	$341.7	$286.3	$1,265.0	$1,148.3
Snap-on Tools Group	409.2	417.5	1,625.1	1,633.9
Repair Systems & Information Group	356.8	319.8	1,347.2	1,179.9
Segment net sales	1,107.7	1,023.6	4,237.3	3,962.1
Intersegment eliminations	(133.1)	(133.8)	(550.4)	(531.7)
Total net sales	$974.6	$889.8	$3,686.9	$3,430.4
Financial Services revenue	79.9	74.2	313.4	281.4
Total revenues	$1,054.5	$964.0	$4,000.3	$3,711.8

Operating earnings:
Commercial & Industrial Group	$50.9	$43.9	$185.3	$168.0
Snap-on Tools Group	67.3	73.5	274.5	281.1
Repair Systems & Information Group	89.8	82.5	333.8	297.8
Financial Services	54.4	51.6	217.5	198.7
Segment operating earnings	262.4	251.5	1,011.1	945.6
Corporate	(50.3)	(23.8)	(129.6)	(91.4)
Operating earnings	$212.1	$227.7	$881.5	$854.2
Interest expense	(13.6)	(13.1)	(52.4)	(52.2)
Other income (expense) – net	(1.5)	(0.3)	(7.2)	(0.6)
Earnings before income taxes
and equity earnings	$197.0	$214.3	$821.9	$801.4

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	Fiscal Year End
	2017	2016

Assets
Cash and cash equivalents	$92.0	$77.6
Trade and other accounts receivable – net	675.6	598.8
Finance receivables – net	505.4	472.5
Contract receivables – net	96.8	88.1
Inventories – net	638.8	530.5
Prepaid expenses and other assets	110.7	116.5
Total current assets	2,119.3	1,884.0

Property and equipment – net	484.4	425.2
Deferred income tax assets	52.0	72.8
Long-term finance receivables – net	1,039.2	934.5
Long-term contract receivables – net	322.6	286.7
Goodwill	924.1	895.5
Other intangibles – net	253.7	184.6
Other assets	53.8	39.9
Total assets	$5,249.1	$4,723.2

Liabilities and Equity
Notes payable and current maturities of long-term debt	$433.2	$301.4
Accounts payable	178.2	170.9
Accrued benefits	55.8	52.8
Accrued compensation	71.5	89.8
Franchisee deposits	66.5	66.7
Other accrued liabilities	388.1	307.9
Total current liabilities	1,193.3	989.5

Long-term debt	753.6	708.8
Deferred income tax liabilities	28.4	13.1
Retiree health care benefits	36.0	36.7
Pension liabilities	158.9	246.5
Other long-term liabilities	106.6	93.4
Total liabilities	2,276.8	2,088.0

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	343.2	317.3
Retained earnings	3,772.3	3,384.9
Accumulated other comprehensive loss	(329.0)	(498.5)
Treasury stock at cost	(900.0)	(653.9)
Total shareholders' equity attributable to Snap-on Inc.	2,953.9	2,617.2
Noncontrolling interests	18.4	18.0
Total equity	2,972.3	2,635.2
Total liabilities and equity	$5,249.1	$4,723.2

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Fourth Quarter
	2017	2016
Operating activities:
Net earnings	$133.2	$149.7
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	16.9	15.7
Amortization of other intangibles	6.9	6.0
Provision for losses on finance receivables	16.0	13.6
Provision for losses on non-finance receivables	2.6	1.4
Stock-based compensation expense	8.9	9.5
Deferred income tax provision	22.4	13.8
Loss (gain) on sales of assets	(0.1)	0.3
Changes in operating assets and liabilities, net of effects of acquisitions:
Increase in trade and other accounts receivable	(4.7)	(9.8)
Increase in contract receivables	(10.0)	(1.1)
(Increase) decrease in inventories	10.9	(2.8)
(Increase) decrease in prepaid and other assets	(0.3)	16.6
Decrease in accounts payable	(28.7)	(11.4)
Increase (decrease) in accruals and other liabilities	19.5	(49.8)
Net cash provided by operating activities	193.5	151.7

Investing activities:
Additions to finance receivables	(222.0)	(223.6)
Collections of finance receivables	183.8	170.0
Capital expenditures	(24.7)	(17.7)
Acquisitions of businesses, net of cash acquired	-	(160.4)
Disposals of property and equipment	0.1	0.3
Other	3.8	2.1
Net cash used by investing activities	(59.0)	(229.3)

Financing activities:
Net increase (decrease) in other short-term borrowings	(20.4)	119.4
Cash dividends paid	(46.4)	(41.2)
Purchases of treasury stock	(75.3)	(44.0)
Proceeds from stock purchase and option plans	10.0	9.4
Other	(4.5)	(4.0)
Net cash provided (used) by financing activities	(136.6)	39.6

Effect of exchange rate changes on cash and cash equivalents	-	(1.9)
Decrease in cash and cash equivalents	(2.1)	(39.9)

Cash and cash equivalents at beginning of period	94.1	117.5
Cash and cash equivalents at end of year	$92.0	$77.6

Supplemental cash flow disclosures:
Cash paid for interest	$(1.5)	$(1.8)
Net cash paid for income taxes	(59.8)	(71.6)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Full Year
	2017	2016
Operating activities:
Net earnings	$572.2	$559.6
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	65.6	61.4
Amortization of other intangibles	27.6	24.2
Provision for losses on finance receivables	54.6	44.0
Provision for losses on non-finance receivables	10.5	7.5
Stock-based compensation expense	30.3	31.0
Deferred income tax provision	12.3	1.3
Loss (gain) on sales of assets	(0.2)	0.2
Settlement of treasury lock	14.9	-
Changes in operating assets and liabilities, net of effects of acquisitions:
Increase in trade and other accounts receivable	(55.5)	(41.0)
Increase in contract receivables	(41.8)	(31.9)
Increase in inventories	(76.0)	(32.7)
Increase in prepaid and other assets	(10.0)	(11.9)
Increase (decrease) in accounts payable	(2.2)	16.3
Increase (decrease) in accruals and other liabilities	6.2	(51.9)
Net cash provided by operating activities	608.5	576.1

Investing activities:
Additions to finance receivables	(892.0)	(915.0)
Collections of finance receivables	712.7	671.7
Capital expenditures	(82.0)	(74.3)
Acquisitions of businesses, net of cash acquired	(82.9)	(160.4)
Disposals of property and equipment	1.5	2.2
Other	1.3	2.4
Net cash used by investing activities	(341.4)	(473.4)

Financing activities:
Proceeds from issuance of long-term debt	297.8	-
Repayment of long-term debt	(150.0)	-
Proceeds from notes payable	16.8	4.5
Repayments of notes payable	(4.5)	(5.3)
Net increase in other short-term borrowings	18.3	135.0
Cash dividends paid	(169.4)	(147.5)
Purchases of treasury stock	(287.9)	(120.4)
Proceeds from stock purchase and option plans	46.2	41.8
Other	(23.4)	(24.1)
Net cash used by financing activities	(256.1)	(116.0)

Effect of exchange rate changes on cash and cash equivalents	3.4	(1.9)
Increase (decrease) in cash and cash equivalents	14.4	(15.2)

Cash and cash equivalents at beginning of year	77.6	92.8
Cash and cash equivalents at end of year	$92.0	$77.6

Supplemental cash flow disclosures:
Cash paid for interest	$(51.2)	$(51.0)
Net cash paid for income taxes	(228.1)	(247.3)

Non-GAAP Supplemental Data
The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and "Financial Services" businesses.
The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses were eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Fourth Quarter		Fourth Quarter
	2017	2016	2017	2016

Net sales	$974.6	$889.8	$-	$-
Cost of goods sold	(509.3)	(445.9)	-	-
Gross profit	465.3	443.9	-	-
Operating expenses	(307.6)	(267.8)	-	-
Operating earnings before financial services	157.7	176.1	-	-

Financial services revenue	-	-	79.9	74.2
Financial services expenses	-	-	(25.5)	(22.6)
Operating earnings from financial services	-	-	54.4	51.6

Operating earnings	157.7	176.1	54.4	51.6
Interest expense	(13.5)	(13.1)	(0.1)	-
Intersegment interest income (expense) – net	17.7	18.3	(17.7)	(18.3)
Other income (expense) – net	(1.5)	(0.3)	-	-
Earnings before income taxes and equity earnings	160.4	181.0	36.6	33.3
Income tax expense	(50.2)	(52.6)	(13.6)	(12.3)
Earnings before equity earnings	110.2	128.4	23.0	21.0
Financial services – net earnings
attributable to Snap-on	23.0	21.0	-	-
Equity earnings, net of tax	-	0.3	-	-
Net earnings	133.2	149.7	23.0	21.0
Net earnings attributable to noncontrolling interests	(3.7)	(3.4)	-	-
Net earnings attributable to Snap-on	$129.5	$146.3	$23.0	$21.0

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Full Year		Full Year
	2017	2016	2017	2016

Net sales	$3,686.9	$3,430.4	$-	$-
Cost of goods sold	(1,862.0)	(1,720.8)	-	-
Gross profit	1,824.9	1,709.6	-	-
Operating expenses	(1,160.9)	(1,054.1)	-	-
Operating earnings before financial services	664.0	655.5	-	-

Financial services revenue	-	-	313.4	281.4
Financial services expenses	-	-	(95.9)	(82.7)
Operating earnings from financial services	-	-	217.5	198.7

Operating earnings	664.0	655.5	217.5	198.7
Interest expense	(52.1)	(51.9)	(0.3)	(0.3)
Intersegment interest income (expense) – net	70.8	72.2	(70.8)	(72.2)
Other income (expense) – net	(7.2)	(0.7)	-	0.1
Earnings before income taxes and equity earnings	675.5	675.1	146.4	126.3
Income tax expense	(196.8)	(197.7)	(54.1)	(46.6)
Earnings before equity earnings	478.7	477.4	92.3	79.7
Financial services – net earnings
attributable to Snap-on	92.3	79.7	-	-
Equity earnings, net of tax	1.2	2.5	-	-
Net earnings	572.2	559.6	92.3	79.7
Net earnings attributable to noncontrolling interests	(14.5)	(13.2)	-	-
Net earnings attributable to Snap-on	$557.7	$546.4	$92.3	$79.7

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Fiscal Year End		Fiscal Year End
	2017	2016	2017	2016

Assets
Cash and cash equivalents	$91.8	$77.5	$0.2	$0.1
Intersegment receivables	17.1	15.0	-	-
Trade and other accounts receivable – net	674.9	598.2	0.7	0.6
Finance receivables – net	-	-	505.4	472.5
Contract receivables – net	9.4	7.9	87.4	80.2
Inventories – net	638.8	530.5	-	-
Prepaid expenses and other assets	117.6	122.4	0.7	1.1
Total current assets	1,549.6	1,351.5	594.4	554.5

Property and equipment – net	482.4	423.8	2.0	1.4
Investment in Financial Services	317.4	288.7	-	-
Deferred income tax assets	25.2	49.1	26.8	23.7
Intersegment long-term notes receivable	583.7	584.7	-	-
Long-term finance receivables – net	-	-	1,039.2	934.5
Long-term contract receivables – net	13.2	11.2	309.4	275.5
Goodwill	924.1	895.5	-	-
Other intangibles – net	253.7	184.6	-	-
Other assets	63.1	47.9	-	0.1
Total assets	$4,212.4	$3,837.0	$1,971.8	$1,789.7

Liabilities and Equity
Notes payable and current maturities of long-term debt	$183.2	$151.4	$250.0	$150.0
Accounts payable	177.1	170.3	1.1	0.6
Intersegment payables	-	-	17.1	15.0
Accrued benefits	55.8	52.8	-	-
Accrued compensation	67.8	85.7	3.7	4.1
Franchisee deposits	66.5	66.7	-	-
Other accrued liabilities	366.0	292.1	29.7	22.8
Total current liabilities	916.4	819.0	301.6	192.5

Long-term debt and intersegment long-term debt	-	-	1,337.3	1,293.5
Deferred income tax liabilities	28.4	13.1	-	-
Retiree health care benefits	36.0	36.7	-	-
Pension liabilities	158.9	246.5	-	-
Other long-term liabilities	100.4	86.5	15.5	15.0
Total liabilities	1,240.1	1,201.8	1,654.4	1,501.0

Total shareholders' equity attributable to Snap-on	2,953.9	2,617.2	317.4	288.7
Noncontrolling interests	18.4	18.0	-	-
Total equity	2,972.3	2,635.2	317.4	288.7
Total liabilities and equity	$4,212.4	$3,837.0	$1,971.8	$1,789.7

*Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED
Reconciliation of Non-GAAP Financial Measures
(Amounts in millions, except per share data)
(unaudited)

		Fourth Quarter		Full Year
		2017	2016	2017	2016
AS REPORTED

	Charges related to judgments in litigation matters
	that are being appealed ("legal charges")
	Pre-tax legal charges	$30.9	$-	$45.9	$-
	Income tax expense	(11.8)	-	(17.5)	-
	Legal charges, net of tax	$19.1	$-	$28.4	$-

	Weighted-average shares outstanding - diluted	57.9	59.3	58.6	59.4

	Diluted EPS - legal charges	$0.33	$-	$0.48	$-

	Charge related to implementation of tax
	legislation ("tax charge")
	Tax charge	$7.0	$-	$7.0	$-

	Weighted-average shares outstanding - diluted	57.9	59.3	58.6	59.4

	Diluted EPS - tax charge	$0.12	$-	$0.12	$-

ADJUSTED INFORMATION - NON-GAAP

1)	Operating earnings before financial services
	As reported	$157.7	$176.1	$664.0	$655.5
	Legal charges	30.9	-	45.9	-
	As adjusted to exclude legal charges	$188.6	$176.1	$709.9	$655.5

	Operating earnings before financial services
	as a percentage of sales
	As reported	16.2%	19.8%	18.0%	19.1%
	As adjusted to exclude legal charges	19.4%	19.8%	19.3%	19.1%

2)	Operating earnings
	As reported	$212.1	$227.7	$881.5	$854.2
	Legal charges	30.9	-	45.9	-
	As adjusted to exclude legal charges	$243.0	$227.7	$927.4	$854.2

	Operating earnings as a percentage of revenue
	As reported	20.1%	23.6%	22.0%	23.0%
	As adjusted to exclude legal charges	23.0%	23.6%	23.2%	23.0%

3)	Net earnings attributable to Snap-on Incorporated
	As reported	$129.5	$146.3	$557.7	$546.4
	Legal charges, after tax	19.1	-	28.4	-
	Tax charge	7.0	-	7.0	-
	As adjusted to exclude legal charges and tax charge	$155.6	$146.3	$593.1	$546.4

4)	Diluted EPS
	As reported	$2.24	$2.47	$9.52	$9.20
	Legal charges, after tax	0.33	-	0.48	-
	Tax charge	0.12	-	0.12	-
	As adjusted to exclude legal charges and tax charge	$2.69	$2.47	$10.12	$9.20

5)	Effective tax rate
	As reported	33.0%	30.8%	31.1%	31.0%
	Legal charges	1.2%	-	0.4%	-
	Tax charge	-3.6%	-	-0.9%	-
	As adjusted to exclude legal charges and tax charge	30.6%	30.8%	30.6%	31.0%

CONTACT:
Snap-on Incorporated
Investors:
Leslie Kratcoski
262/656-6121
or
Media:
Richard Secor
262/656-5561